EXHIBIT 10.20










                       AGREEMENT AND PLAN OF MERGER


                                   AMONG


                          AMERICAN STANDARD INC.

                  AMERICAN STANDARD MEDICAL SYSTEMS, INC.

                          ISTR MERGER CORPORATION


                                    AND


                            INCSTAR CORPORATION


                        Dated as of March 10, 1997









                       AGREEMENT AND PLAN OF MERGER

                             TABLE OF CONTENTS

                        (Not Part of the Agreement)


                                                            Page

RECITALS    1

ARTICLE I   THE MERGER                                           1
     1.1    The Merger                                           1
     1.2    Articles of Incorporation                            2
     1.3    By-Laws                                              2
     1.4    Directors and Officers                               2
     1.5    Effective Time                                       2

ARTICLE II  CONVERSION OF SHARES                                 2
     2.1    Company Common Stock                                 2
     2.2    Dissenting Shares                                    3
     2.3    Mergeco Common Stock                                 3
     2.4    Exchange of Shares                                   4
     2.5    Employee Stock Options                               6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY        6
     3.1    Organization                                         6
     3.2    Capitalization                                       7
     3.3    Authorization of this Agreement; Recommendation
            of Merger                                            8
     3.4    Consents and Approvals                               8
     3.5    No Conflicts                                         8
     3.6    Compliance                                           9
     3.7    SEC Reports; Financial Statements;
            No Undisclosed Liabilities                           9
     3.8    Proxy Statement                                      10
     3.9    Employee Agreements and Plans                        11
     3.10   Absence of Certain Changes                           14
     3.11   Litigation                                           15
     3.12   Taxes                                                15
     3.13   Environmental and Occupational Safety and
            Health Matters                                       16
     3.14   Opinion of Financial Advisor                         18
     3.15   Certain Anti-takeover Provisions Not Applicable      18
     3.16   Intellectual Property                                19
     3.17   Licenses and Permits                                 20
     3.18   Insurance                                            20
     3.19   Contracts                                            21
     3.20   Vote Required                                        21
     3.21   Finders and Investment Bankers                       21
     3.22   Real Property and Leases                             21
     3.23   No Other Representations and Warranties              22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
            OF PARENT AND MERGECO                                22
     4.1    Organization                                         22
     4.2    Authorization of this Agreement                      23
     4.3    Consents and Approvals; No Violations                23
     4.4    Proxy Statement                                      24
     4.5    Financial Ability to Perform                         24
     4.6    Finders and Investment Bankers                       24
     4.7    Litigation                                           24
     4.8    Certain Anti-takeover Provisions Not Applicable      24
     4.9    No Other Representations and Warranties              24

ARTICLE V   COVENANTS                                            25
     5.1    Conduct of the Business of the Company               25
     5.2    Access to Information                                26
     5.3    Shareholder Approval                                 27
     5.4    All Reasonable Efforts                               27
     5.5    Consents                                             27
     5.6    Public Announcements                                 28
     5.7    Consent of Holdings                                  28
     5.8    No Solicitation                                      28
     5.9    Indemnification                                      29
     5.10   Transfer Taxes                                       30
     5.11   Anti-takeover Statutes                               31
     5.12   Notification of Certain Matters                      31
     5.13   Certain Resignations                                 31
     5.14   Employee Matters                                     31
     5.15   Extinguishment of Credit Line                        32

ARTICLE VI  CLOSING CONDITIONS                                   32
     6.1    Conditions to the Obligations of Parent, Mergeco
            and the Company                                      32
     6.2    Conditions to the Obligations of Parent and Mergeco  33
     6.3    Conditions to the Obligations of the Company         33

ARTICLE VII CLOSING                                              34
     7.1    Time and Place                                       34
     7.2    Filing at the Closing                                34

ARTICLE VIII    TERMINATION AND ABANDONMENT                      34
     8.1    Termination                                          34
     8.2    Procedure and Effect of Termination                  36
     8.3    Fees and Expenses                                    36

ARTICLE IX  MISCELLANEOUS                                        38
     9.1    Amendment and Modification                           38
     9.2    Waiver of Compliance; Consents                       38
     9.3    Survival of Warranties                               38
     9.4    Notices                                              38
     9.5    Assignment; Parties in Interest                      39
     9.6    Specific Performance                                 40
     9.7    Governing Law                                        40
     9.8    Counterparts                                         40
     9.9    Interpretation                                       40
     9.10   Entire Agreement                                     40

EXHIBIT A   Articles of Incorporation of ISTR Merger Corporation A-1
EXHIBIT B   Options Under Stock Option Plan                      B-1
EXHIBIT C   Material Contracts                                   C-1

                       AGREEMENT AND PLAN OF MERGER


          Agreement and Plan of Merger, dated as of March 10, 1997 (this "Agreement"), among American Standard Inc., a Delaware corporation ("Parent"), American Standard Medical Systems, Inc., a Delaware corporation that is a wholly-owned subsidiary of Parent ("Holdings"), ISTR Merger Corporation, a Minnesota corporation that is a wholly-owned subsidiary of Holdings ("Mergeco"), and INCSTAR Corporation, a Minnesota corporation (the "Company") (the Company and Mergeco being sometimes hereinafter referred to as the "Constituent Corporations");

          Whereas, the Boards of Directors of Parent, Holdings, Mergeco and the Company deem the merger of the Constituent Corporations advisable and in the best interests of their respective corporations, and such Boards of Directors have approved the merger (the "Merger") of Mergeco with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth herein;

          Whereas, the respective Boards of Directors of Parent, Holdings, Mergeco and the Company have, by resolutions, approved the execution and delivery of this Agreement providing for the Merger;

          Whereas, the respective Boards of Directors of the Company and Mergeco have directed that this Agreement be submitted to their respective shareholders for approval as provided for by the Minnesota Business Corporation Act (the "MBCA");

          Whereas, Holdings, as the sole shareholder of Mergeco, has, by resolution, approved this Agreement and the Merger as provided for by the MBCA; and

          Whereas, Parent, Mergeco and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

          Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for the purpose of prescribing the terms and conditions of the Merger, the manner and basis of converting certain shares of stock of the Company and setting forth such other provisions as are deemed necessary and desirable, the parties hereto agree as follows:


                                 ARTICLE I

                                THE MERGER

          1.1 THE MERGER. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in ArticleVI hereof, at the Effective Time, as defined in Section 1.5, the parties hereto shall cause Mergeco to be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Minnesota. At the Effective Time, the separate existence of Mergeco shall cease.

          (b) The Merger shall have the effects set forth in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of Mergeco and the Company and shall by operation of law become liable for all the debts, obligations, liabilities and duties of the Company and Mergeco.

          1.2 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Mergeco (in the form attached hereto as Exhibit A) shall become the Articles of Incorporation of the Surviving Corporation, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, until, subject to Section 5.9(a) hereof, thereafter amended in accordance with the provisions thereof and as provided by law, provided that effective at the Effective Time,
Article I of such Articles of Incorporation shall be amended, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, so that the name of the Surviving Corporation shall be "INCSTAR Corporation."

          1.3 BY-LAWS. At the Effective Time, the By-Laws of Mergeco shall become the By-Laws of the Surviving Corporation until, subject to
Section 5.9(a) hereof, thereafter amended, altered or repealed as provided therein and by law.

          1.4 DIRECTORS AND OFFICERS. The directors of Mergeco and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

          1.5 EFFECTIVE TIME. The Merger shall become effective at the date and time when properly executed Articles of Merger (the "Articles of Merger") relating to the Merger shall be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such other later date and time, if any, as Mergeco and the Company shall agree and as shall be specified in the Articles of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                ARTICLE II

                           CONVERSION OF SHARES

          2.1 COMPANY COMMON STOCK. The manner and basis of converting the Shares (as hereinafter defined) shall be as follows:

               At the Effective Time, each share of Common Stock, par value $.01 per share, of the Company (a "Share" and, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by Parent or Mergeco or any other subsidiary of Parent and except for Dissenting Shares (as defined in Section 2.2)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $6.32 (the "Merger Consideration") in cash payable to the holder thereof (pro-rated for fractional Shares, if any), without interest thereon, upon surrender of the certificate representing such Share.

               At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Parent or Mergeco or any other subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

               At the Effective Time, the holders of certificates representing Shares shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the MBCA (including the rights of holders or beneficial owners of Dissenting Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA), and, except as aforesaid, their sole right shall be the right to receive the Merger Consideration for each Share represented by a certificate as aforesaid.

          2.2 DISSENTING SHARES. To the extent required by the MBCA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held or beneficially owned by holders or beneficial owners of such Shares who have properly exercised and preserved and protected dissenters' rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders or beneficial owners of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in cash in accordance with the provisions of such Section 302A.473 unless and until such holders or beneficial owners fail to perfect or effectively withdraw or lose their rights to payment under Section 302A.473 of the MBCA. If, after the Effective Time, any such holder or beneficial owner fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration per Share, without interest. The Company will give Parent prompt written notice of any notice of intent to demand payment of the fair value of Shares under
Section 302A.473 of the MBCA received by the Company and of any withdrawal of any such notice of intent and, prior to the Effective Time, Parent and Mergeco will have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent and Mergeco, negotiate, make any payments with respect to, or settle or offer to settle, any such demands.

          2.3 MERGECO COMMON STOCK. The manner and basis of converting the shares of Mergeco shall be as follows: At the Effective Time, each share of common stock, par value $.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation, and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Merger. From and after the Effective Time, each outstanding certificate theretofore representing shares of Mergeco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

          2.4 EXCHANGE OF SHARES. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, in trust with The Chase Manhattan Bank or any other bank or trust company with offices in New York or Minneapolis designated by Parent and reasonably acceptable to the Company having capital, surplus and undivided profits of at least $100,000,000 (the "Exchange Agent"), for the benefit of the holders of Shares, cash in an aggregate amount equal to the product of (i)the number of Shares issued and outstanding immediately prior to the Effective Time (other than any such Shares owned beneficially or of record by Parent or Mergeco or any other subsidiary of Parent and other than Shares which continue to be Dissenting Shares immediately prior to the Effective Time), pro-rated for fractional Shares, if any, and (ii)the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section2.1

          (a) of this Agreement out of the Exchange Fund, subject to the requirements of the remainder of this Section 2.4. The Exchange Agent shall invest the Exchange Fund as Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100,000,000 or in money market funds which are invested solely in the permitted investments set forth above (collectively, the "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former holders of the Shares entitled thereto as contemplated by this Section 2.4. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Exchange Agent shall be permitted and required, upon the request of Parent, to remit from time to time to Parent all interest or other income derived from the investments constituting the Exchange Fund. The Surviving Corporation shall cause the Exchange Fund to be promptly replenished to the extent of any losses incurred as a result of the Permitted Investments. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1 and this Section 2.4, the Surviving Corporation shall in any event be liable for payment thereof.

          (b) As soon as practical after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than Parent, Mergeco or any other subsidiary of Parent and other than with respect to Dissenting Shares unless and until they cease to be Dissenting Shares) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon, and only upon, surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other items specified in such letter of transmittal as may be reasonably requested by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor payment by check or draft in an amount equal to the product of the number of Shares represented by such Certificate (pro-rated for fractional Shares, if any) and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the amount payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section2.4, each Certificate (other than Certificates representing Shares owned beneficially or of record by Parent, Mergeco or any other subsidiary of Parent and other than Certificates representing Dissenting Shares in respect of which dissenters' rights are perfected and have not been lost or withdrawn) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Certificate to have been lost, stolen or destroyed, the amount to which such holder would have been entitled under Section 2.4(b) hereof but for failure to deliver such Certificate to the Exchange Agent shall nevertheless be paid to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

               After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

               Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company after December 31, 1997 (including any interest received with respect thereto, to the extent not previously remitted to Parent as contemplated by Section 2.4(a)) shall be repaid to the Surviving Corporation, upon demand. Any shareholders of the Company who have not theretofore complied with Section2.4(b) shall thereafter be entitled to the payment of the Merger Consideration only from the Surviving Corporation, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under relevant law.

               The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

          2.5 EMPLOYEE STOCK OPTIONS. Exhibit B to this Agreement sets forth a true and complete list of all options to purchase Shares (collectively, the "Options") issued pursuant to the Company's Restated 1986 Stock Option Plan (as amended, the "Stock Option Plan"), setting forth
(i) the identity of each Option holder, (ii) the number of Options held,
(iii) the exercise price of each Option, and (iv) the aggregate number of Shares subject to Options. Immediately prior to the Effective Time, each holder of an outstanding Option to purchase Shares granted under the Stock Option Plan (including, without limitation, Options granted to non-employee directors of the Company and members of the Company's Scientific Advisory Board/Panel), whether or not then exercisable, shall be entitled to receive for each Share subject to such Option, in cancellation of such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option without interest thereon, subject to all applicable tax withholding requirements, and such Option shall thereupon be canceled.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Mergeco as follows:

          3.1 ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business or condition (financial or otherwise), properties or assets of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company's disclosure schedule, dated the date hereof and delivered to Parent (the "Disclosure Schedule") sets forth a true and complete list of the Company's subsidiaries, listing, for each subsidiary, (i) its name, (ii) its jurisdiction of incorporation, (iii) the names and titles of its directors and executive officers and (iv) the number and percentage of shares of such subsidiary's capital stock owned of record by the Company or another subsidiary of the Company, and except as and to the extent set forth in
Section 3.l of the Disclosure Schedule, the Company owns, of record or beneficially, directly or indirectly, all of the issued and outstanding capital stock of each of its subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except for capital stock of the subsidiaries listed in Section 3.1 of the Disclosure Schedule, the Company owns no equity securities of any entity. The Company has heretofore delivered to Parent accurate and complete copies of the Articles of Incorporation and the Amended By-Laws (or equivalent organizational documents) of the Company and each of its subsidiaries, as currently in effect.

          3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 30,000,000 shares, (i) 25,000,000 of which are designated as Common Stock, of which, on the date hereof, there were 16,505,486 Shares issued and outstanding, 1,200,000 Shares reserved for issuance under the Stock Option Plan and 730,720 Shares subject to issuance upon exercise of a like number of warrants evidenced by a Warrant Certificate dated as of December 13, 1989 (the "Warrants"), and (ii) 5,000,000 of which are divisible into such classes and series, with such designations, voting rights and other rights and preferences as the Board of Directors of the Company (the "Board of Directors") may from time to time determine (consistent with paragraphs (a) and (b) of Article VII of the Company's Articles of Incorporation), of which, on the date hereof, there are no shares issued or outstanding, and no shares have been designated by the Board of Directors as to classes or series. The Company has not acquired, redeemed or repurchased any Shares or other shares of capital stock of the Company that have been pledged by the Company as security for future payment of all or part of the purchase price for such Shares or other shares of capital stock. All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and have no preemptive rights (other than preemptive rights created pursuant to the Purchase Rights Agreement, dated as of December 13, 1989 (the "Purchase Rights Agreement"), between the Company and Biofin Holding International B.V. ("Biofin")). Except for (i) the Warrants, (ii) Options granted pursuant to the Stock Option Plan to acquire not more than 669,640 Shares, as set forth on Exhibit B hereto, and (iii) preemptive rights created pursuant to the Purchase Rights Agreement, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company (including, without limitation, the Shares) or any of its subsidiaries, or to acquire, redeem or repurchase any shares of capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. Each holder of Options granted pursuant to the Stock Option Plan has consented to the cancellation of all of such holder's Options in the manner provided in Section 2.5 hereof. No holder of an outstanding Option has the right to exercise said Option in the event the Merger is consummated. The holder of the Warrants has consented to the cancellation of the Warrants at the Effective Time without payment of additional consideration, and the Company and the other party or parties to the Purchase Rights Agreement have agreed that the Purchase Rights Agreement will be terminated at the Effective Time (without payment of additional consideration to such party or parties).

          3.3  AUTHORIZATION OF THIS AGREEMENT; RECOMMENDATION OF  MERGER.
(a) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to approval by the holders of the Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and, except for the approval of this Agreement by the shareholders of the Company holding a majority of the outstanding Shares, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, subject only to approval hereof by holders of the Shares, and assuming the accuracy of the representations and warranties set forth in Section 4.2 hereof, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) The Board of Directors (at a meeting duly called and held at which a quorum was present), based upon the unanimous recommendation of a committee (the "Special Committee") comprised solely of all of the Company's disinterested directors (as such term is defined in Section 302A.673 of the MBCA), has unanimously determined that the Merger is advisable and in the best interests of the Company and has unanimously resolved to recommend approval of the Merger and adoption of this Agreement by the holders of the Shares.

          3.4 CONSENTS AND APPROVALS. Except for (i)compliance with any applicable requirements of the Exchange Act, (ii)compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (together, the "HSR Act"), (iii) the filing and recordation of the Articles of Merger with the Minnesota Secretary of State and, if applicable, filings required by the laws of other states in which the Company is qualified to do business, (iv)filings under the securities or blue sky laws or takeover laws of the various states (other than Minnesota), (v) the listing requirements of the National Association of Securities Dealers ("NASD") and the Nasdaq National Market, (vi)filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, and (vii) the other filings, permits, authorizations, consents and approvals listed on Section
3.4 of the Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any public body or other governmental authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure of which to make or obtain would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

          3.5 NO CONFLICTS. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Amended By-Laws of the Company, or the certificate of incorporation or by-laws (or equivalent instruments) of any of its subsidiaries, (ii)except as set forth in Section 3.5(a) of the Disclosure Schedule, result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii)assuming the truth of the representations and warranties of Parent and Mergeco contained herein and their compliance in all material respects with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in Sections 3.4 and 4.3 hereof, violate any statute, rule, regulation, order, injunction, writ or decreeof any public body or other governmental authority by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults, or rights of termination, cancellation or acceleration, which, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the Merger or the other transactions contemplated hereby.

          (b) None of the written contracts, agreements and other instruments listed in Schedule 3.5(b) of the Disclosure Schedule (collectively, the "Main Contracts") contains any "change in control" or similar provisions that would require consent by (or give rise to any right of termination, cancellation or acceleration by) any third party to any Main Contract as a result of the consummation of the Merger or the other transactions contemplated hereby.

          3.6 COMPLIANCE. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or subject or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or subject, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or delay materially or prevent the consummation of the Merger or the other transactions contemplated hereby.

          3.7 SEC REPORTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. ( The Company has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it since January 1, 1994 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "SEC Reports"), all of which have complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. None of such SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets and the related consolidated statements of operations, consolidated cash flows and consolidated shareholders' equity (including the notes thereto) of the Company and its subsidiaries contained or incorporated by reference in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, (i) except as otherwise noted therein, (ii) subject in the case of unaudited financial statements to normal year-end audit adjustments, (iii) except that the unaudited financial statements do not contain all of the footnote disclosures required by GAAP and (iv) except as may otherwise be permitted by Form 10-Q.

          (c) Except to the extent reflected or reserved against on the Company's audited consolidated balance sheet as of December 31, 1996, previously delivered to Parent (the "Balance Sheet"), neither the Company nor any of its subsidiaries had, as of the date of such Balance Sheet, any liabilities, debt or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. Except as disclosed in Section 3.7(c) of the Disclosure Schedule, since the date of the Balance Sheet, neither the Company nor any of its subsidiaries has incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required to be included on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities, debts or obligations incurred in the ordinary course of business.

          3.8 PROXY STATEMENT. No proxy materials distributed by the Company to its shareholders and/or filed with the SEC in connection with the Merger, including any amendments or supplements thereto (collectively, the "Proxy Statement") will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of shareholders to which the Proxy Statement, as then amended or supplemented, relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that no representation is made by the Company with respect to statements made or incorporated by reference into the Proxy Statement based on information furnished in writing to the Company by Parent, Holdings or Mergeco specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          3.9  EMPLOYEE AGREEMENTS AND PLANS. (a) Except as set forth in
Section 3.9 (a) of the Disclosure Schedule, with respect to any employee or former employee of the Company, neither the Company nor any ERISA Affiliate presently maintains, contributes to or has any liability under:

          (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement; or

          (ii) any plan, program or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

Each plan, program and arrangement set forth in Section 3.9 (a) of the Disclosure Schedule is herein referred to as an "Employee Benefit Plan." For purposes of this Agreement, the term "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to) would be treated as a single employer under Section 4001(b) of ERISA, or would be aggregated with the Company under Sections 414(b), (c),
(m) or (o) of the Code. Within the last twenty-four months neither the Company nor any ERISA Affiliate has entered into any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to create any additional material Benefit Plan.

          (b) A favorable determination letter has been received from the Internal Revenue Service with respect to each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code. Each such Employee Benefit Plan complies in form and in operation in all material respects with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. In addition, amendments have been made to each such Employee Benefit Plan evidencing substantial compliance with the Tax Reform Act of 1986, as amended. Each Employee Benefit Plan subject to Sections 401(k) and 401(m) of the Code satisfies the average deferral percentage test and the average contribution percentage test under Sections 401(k) and 401(m) of the Code for the applicable plan year preceding the plan year in which the Closing Date occurs. No event has occurred and no condition exists which could reasonably be expected to result in the revocation of any previously-issued determination letter or the denial of any determination letter application.

          (c) Except as set forth in Section 3.9 (c) of the Disclosure Schedule, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any ERISA Affiliate has failed to comply in any material respect with any of the applicable reporting, disclosure or other requirements of ERISA and the Code and there has been no "prohibited transaction" as described in Section 4975 of the Code or
Section 406 of ERISA.

          (d) Neither the Company nor any ERISA Affiliate, nor any of their respective directors, officers, employees or any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any of the Employee Benefit Plans. No event has occurred with respect to which the Company or any ERISA Affiliate could be liable for a civil penalty or other liability under Section 502(c) or Section 502(l) of ERISA, except for liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

          (e) No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 of ERISA. If contributions with respect to each Employee Benefit Plan are intended to be tax-deductible, all reasonable actions required to be taken to make such contributions tax-deductible have been taken. Further, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be or have been made prior to the Closing Date in accordance with past practice, except for contributions and premium payments not due prior to the Closing Date (for which appropriate reserves have been taken). No Employee Benefit Plan is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has terminated any employee pension benefit plan subject to Title IV of ERISA within the past eight years. Except as set forth in Section
3.9 (e) of the Disclosure Schedule, no Employee Benefit Plan has any unfunded liability. The financial records of each Employee Benefit Plan have been kept in accordance with GAAP.

          (f) Neither the Company nor any ERISA Affiliate has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA, other than the obligation to make periodic contributions with respect to those Employees covered by any such plan.

               There is no pending or threatened legal action, claim, proceeding or investigation against or involving any Employee Benefit Plan and, to the knowledge of Company and each ERISA Affiliate, there is no basis for, and the Company has no knowledge of any facts which could give rise to, any such condition, legal action, claim, proceeding or investigation, other than routine claims for benefits and other claims, none of which routine and other claims would, individually or in the aggregate, have a Material Adverse Effect. Any bonding required with respect to any Employee Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

               Except as set forth in Section 3.9 (h) of the Disclosure Schedule, with respect to any employee or former employee of the Company, neither the Company nor any ERISA Affiliate presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for terminated employees or retirees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Neither the Company nor any ERISA Affiliate maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

               Except as set forth in Section 3.9 (i) of the Disclosure
Schedule,

                                   Neither the Company nor any ERISA
          Affiliate is a party to any employment agreement, whether written or oral, or agreement with change-in-control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees;

                                   The consummation of the transactions
          contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual; and

                                   Neither the Company nor any ERISA
          Affiliate has currently outstanding any loan or loans to any current or former employees, nor has the Company nor any ERISA Affiliate guaranteed such loans.

               There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B of the Code, or any predecessor provision thereof, or any regulations promulgated thereunder, whether final, temporary or proposed.

               With respect to each Employee Benefit Plan, the Company has delivered to Parent accurate and complete copies of the following (where applicable): (i)the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document, and summaries of material modifications; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the two most recent IRS Form 5500 annual reports, including all schedules and attachments thereto; (iv) the most recent financial statements; (v) all correspondence with the Internal Revenue Service and the Department of Labor with respect to the past three plan years (other than IRS Form 5500 filings); and (vi) the most recent summary plan description.

          (l) With respect to employees of the Company or its subsidiaries in Canada: (i) except as set forth in Section 3.9(l) of the Disclosure Schedule, the Company has no obligation under and does not participate in any registered pension plan as defined in the Income Tax Act (Canada) and/or any pension plan registered under applicable federal or provincial pension legislation, and as of the Closing Date, the Company shall have paid all amounts due to or to be paid on behalf of the Company's employees prior to the Closing Date, including, without limitation, all accrued wages, salaries, commissions, bonuses, vacation pay, termination pay, severance pay, employment benefit plans, income tax withholdings, Canada Pension Plan contributions and Employment Insurance premiums; (ii) the Company is in good standing under each of (A) Canada Pension Plan, (B) Employment Standards Act (Ontario), (C) Income Tax Act, (D) Labour Relations Act (Ontario), (E) Occupational Health and Safety Act (Ontario),
(F) Ontario Human Rights Code, (G) Pension Benefits Act (Ontario), (H) Workers' Compensation Act (Ontario), (I) Employer Health Tax (Ontario), (J) Unemployment Insurance Act and (K) Pay Equity Act (Ontario), and (iii) the Company is in compliance with all applicable laws, rules and regulations relating to pensions and employee benefits; provided, however, that the Company represents and warrants as to the matters in this Section 3.9(l) only to the extent that such matters, individually or in the aggregate, have a Material Adverse Effect.

          (m) With respect to employees of the Company or its subsidiaries in the United Kingdom: (i) no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal, to make any statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee;
(ii) no circumstances have arisen under which the Company is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under The Wages Act 1986, The Sex Discrimination Act 1975, The Equal Pay Act 1970, Article 119 of the Treaty of Rome or The Race Relations Act 1976; and (iii) all retirement schemes and other employee benefit plans described in Section 3.9 (m) of the Disclosure Schedule comply with and have at all times complied with the provisions of relevant legislation and the requirements of applicable law and the Company has duly complied with its obligations under such schemes and plans; provided, however, that the Company represents and warrants as to the matters in this Section 3.9(m) only to the extent that such matters, individually or in the aggregate, have a Material Adverse Effect.

          3.10 ABSENCE OF CERTAIN CHANGES.  Except as disclosed in Section
3.10 of the Disclosure Schedule, from December 31, 1996 until the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary course and there have not occurred (i)any events, changes, or effects (including the incurrence of any liabilities or obligations of any nature, whether accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect; (ii)any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its subsidiaries; (iii)any change by the Company or any of its subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP; (iv) any grant of options or stock appreciation rights under any Benefit Plan; (v)any change in the aggregate indebtedness for money borrowed of the Company and its subsidiaries, except for short-term borrowings incurred in the ordinary course of business and prepayable at any time in accordance with their terms without penalty, (vi) any loans, advances or capital contributions to, or investments in, any person other than any subsidiaries of the Company, except for customary loans or advances to employees or trade credit in the ordinary course of business, (vii) any sales, transfers, mortgages or other dispositions of, or the imposition of encumbrances on, any business, subsidiary or assets that are material to the Company and its subsidiaries taken as a whole, or fixed assets that have an individual value on the Company's books in excess of $25,000, (viii) any settlements or compromises of any suit, action or claim in which the amount involved is greater than $25,000 or which is material to the Company and its subsidiaries taken as a whole or which relates to the transactions contemplated hereby, (ix) the making of any tax election or the cancellation or termination of any insurance policy naming it as a beneficiary or a loss payable payee, without notice to Parent, (x) the taking of any of the actions specified in Section 5.1(h), except as permitted therein, (xi) the acquisition of any business or stock, the merger or consolidation with any person, or the sale, encumbrance or transfer of any business or material portion thereof, or (xii) any agreement to do any of the foregoing.

          3.11 LITIGATION. Except as disclosed in Section 3.11 of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against, the Company or any of its subsidiaries (i) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) to delay materially or prevent the consummation of the Merger or the other transactions contemplated hereby.

          3.12 TAXES. (a) Except as otherwise disclosed in Section 3.12(a) of the Disclosure Schedule: (i)the Company and each of its subsidiaries has filed (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed by them prior to the date hereof, except for Tax Returns the nonfiling of which would not, individually or in the aggregate, have a Material Adverse Effect; (ii)since the taxable year from August 1, 1987 to July 31, 1988, the Company and its subsidiaries have filed consolidated U.S. federal income tax returns as members of an affiliated group, the common parent of which is the Company;
(iii) all such Tax Returns were true and correct in all material respects;
(iv) the Company and each of its subsidiaries have paid all Taxes shown to be due on such Tax Returns, and have made appropriate provisions in the Company's consolidated financial statements for any Taxes not yet due, or which are being contested in good faith, except for Taxes the failure to pay which would not have a Material Adverse Effect; (v)the Company and each of its subsidiaries have withheld and paid over to the appropriate governmental authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect; (vi)the Company and each of its subsidiaries have made all payments of estimated Taxes required to be made under federal, state, local or foreign law, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect; (vii)all tax deficiencies asserted or assessed against the Company and each of its subsidiaries have been paid or finally settled or are being contested in good faith; (viii)no claims have ever been made by any taxing authority in a jurisdiction where the Company and each of its subsidiaries do not file Tax Returns that it or they is or are or may be subject to taxation by that jurisdiction; (ix)no waiver or comparable consent given by the Company or any of its subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending; (x)neither the Company nor any of its subsidiaries is (nor has any of them ever been) a party to any written tax sharing agreement; (xi)there is no pending, or to the knowledge of the Company, threatened, action, audit, proceeding or investigation for the assessment or collection of any Taxes; (xii)there are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority; (xiii)any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported by the Company or any of its subsidiaries to a state, local, or foreign taxing authority have been reported to the appropriate authority, and any additional Taxes due with respect thereto have been paid, except for adjustments with respect to which any additional Taxes due would not, individually or in the aggregate, have a Material Adverse Effect; (xiv)no power of attorney has been granted by the Company or any of its subsidiaries, which is currently in force, with respect to any matter relating to Taxes; and (xv)there are no liens (other than liens for Taxes that are not yet due or which are being contested in good faith) on any assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) (i)Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; (ii)neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
Section 280G of the Code; (iii)neither the Company nor any of its subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii); (iv)neither the Company nor any of its subsidiaries will be required to include in income on a Tax Return filed after the Effective Time any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method prior to the Effective Time; (v)to the knowledge of the Company neither the Company nor any of its subsidiaries has disposed of any property which has been accounted for tax purposes under the installment methodthat would require installment gain to be reflected on a Tax Return filed after the Effective Time; and (vi)neither the Company nor any of its subsidiaries would be liable for any increase in Tax under former Section 47 of the Code, were such entity to dispose of all of its assets at the Effective Time.

          (c) For purposes of this Section 3.12, the following terms will have the following meanings: (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether imposed on the Company or any of its subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and customs duties, and (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

          3.13 ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH MATTERS.
(a) Except as disclosed in Section 3.13 (a) of the Disclosure Schedule, the Company and its subsidiaries do not have any Environmental, Occupational Safety and Health Liabilities (as defined below) that have a Material Adverse Effect. Except as disclosed in Section 3.13 (a) of the Disclosure Schedule, the Company does not know of any Environmental, Occupational Safety and Health Liabilities of any of the Company's corporate predecessors that have a Material Adverse Effect.

          (b) As used in this Agreement, "Environmental, Occupational Safety and Health Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of its subsidiaries), whether vested or invested, contingent or fixed, actual or potential, known or unknown, which (i)arise under or are otherwise covered by Environmental Laws or Occupational Safety and Health Laws and (ii)relate to actions occurring or conditions existing on or prior to the date of this Agreement. "Environmental Laws" means any and all applicable federal, state, local and foreign, international, multinational or other administrative statutes, laws, regulations, ordinances, rules, and, to the extent directed in writing to the Company, any of its subsidiaries, or any corporate predecessor, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Materials into the environment, including without limitation ambient air, indoor air, natural resource, surface water, ground water, drinking water supply, sediments, wetlands, soil or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof. "Hazardous Materials" means any (i) "hazardous substance," "pollutant," or "contaminant" (as defined in Sections 101(14) and (33) of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA") or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section 302), including any element, compound, mixture, solution, or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 and 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 and 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is listed under Section 307(a) of the FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. Sections 7401 and 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 and 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains urea formaldehyde; (x) waste oil and other petroleum products; and (xi) any toxic materials, contaminants, or hazardous substances or wastes regulated, listed, defined or classified under or pursuant to any other Environmental Law. "Occupational Safety and Health Laws" means any and all applicable federal, state, local and foreign, international, multinational or other administrative statutes, laws, regulations, ordinances, rules, and, to the extent directed in writing to the Company, any of its subsidiaries, or any corporate predecessor, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions designed to provide or promote safe and healthful working conditions and to reduce occupational safety and health hazards in the workplace.

          (c) Except as disclosed in Section 3.13 (c) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has violated, or has received any actual or threatened claim, order, notice, inquiry, inspection request or other written communication from anyone that alleges that the Company or any of its subsidiaries is not in compliance with or is otherwise liable under any Environmental Law or any Occupational Safety and Health Law, except for violations, noncompliance or liability that would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Section 3.13(c) of the Disclosure Schedule, the Company does not know of any actual or threatened claim, order, notice, inquiry, inspection request or other written communication from anyone that alleges that any of the Company's corporate predecessors was not in compliance with or is otherwise liable for noncompliance under any Environmental Law or any Occupational Safety and Health Law, except for noncompliance or liability that would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) Except as disclosed in Section 3.13 (d) of the Disclosure Schedule, and except as, individually or in the aggregate, would not have a Material Adverse Effect, the Company and its subsidiaries have all permits, licenses, consents, approvals, and other authorizations required under Environmental Laws and Occupational Safety and Health Laws that are necessary to the existing operations of the Company and its subsidiaries ("Authorizations"). Schedule 3.13 (d) of the Disclosure Schedule contains a complete and accurate list of each material Authorization, and an indication that it is valid and in full force and effect, its expiration date, and any notice, transfer or other obligations triggered by this proposed transaction.

          (e) Notwithstanding any other provisions of this Agreement, including, but not limited to, Sections 3.11 and 3.17, the sole and exclusive representations and warranties of the Company with respect to environmental matters and occupational safety and health matters (including, without limitation, Environmental, Occupational Safety and Health Liabilities) are set forth in this Section 3.13.

          3.14 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Cowen & Company, its financial advisor, to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders, other than Biofin, from a financial point of view, a copy of which opinion has been delivered to Parent.

          3.15 CERTAIN ANTI-TAKEOVER PROVISIONS NOT APPLICABLE. The Board of Directors and the Special Committee have each approved the Merger and this Agreement, such Special Committee has been duly constituted pursuant to Section 302A.673 of the MBCA and consists only of, and includes all, disinterested directors as defined therein and such approval by the Special Committee is sufficient to render inapplicable to this Agreement and the Merger the restrictions on business combinations (as defined in Section 302A.011 of the MBCA) contained in Section 302A.673 of the MBCA. The Merger does not constitute a "control share acquisition" subject to the provisions of Section 302A.671 of the MBCA, by virtue of Section 302A.011, Subd. 38(d) of the MBCA. Except for any state takeover statutes (of a state or states other than Minnesota), the purported application of which would not reasonably be expected to prevent or materially delay the Merger, no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any of its subsidiaries does business, applies or purports to apply to the Merger or to this Agreement, or any of the transactions contemplated hereby. The representations and warranties contained in this Section 3.15 are based upon the assumption of the accuracy of the representations contained in Section 4.8 hereof.

          3.16 INTELLECTUAL PROPERTY. (a) Section 3.16(a)-Part I of the Disclosure Schedule sets forth an accurate list of all patents, patent applications, registered trademarks, registered trade names, and other material trademarks, registered service marks, registered trade names, and registered copyrights which are owned by the Company and/or its subsidiaries and used in the conduct of their business. Section 3.16(a)-
Part II of the Disclosure Schedule sets forth an accurate list of all licenses to the Company and/or its subsidiaries licensing rights under patents, patent applications and/or know-how used by the Company and/or its subsidiaries in the conduct of their business. There are no patents, patent applications, registered trademarks, registered service marks or registered trade names or other material trademarks, registered service marks or registered trade names used by the Company and/or its subsidiaries in the conduct of their business which are not listed in Section 3.16(a) of the Disclosure Schedule. To the knowledge of the Company, all the patents and registered trademarks listed in Section 3.16(a) of the Disclosure Schedule are valid. All patents, patent applications and registered trademarks listed in Section 3.16(a) of the Disclosure Schedule are in good standing. All fees (including annuity fees) due to applicable patent and trademark offices in respect to such patents, patent applications, and registered trademarks and payable by the Closing Date have been paid or will be paid prior to the Closing Date. All renewals of registered trademarks listed in
Section 3.16(a) of the Disclosure Schedule have been effected in due time. To the knowledge of the Company, no third party is infringing any patent, trademark, trade name or service mark set forth in Section 3.16(a) of the Disclosure Schedule.

          (b) No claim has been made by any third party to the Company and/or its subsidiaries that any patent, trademark, trade name or service mark set forth in Section 3.16(a) of the Disclosure Schedule is invalid or that the exercise of the rights thereto constitutes any form of unfair competition.

          (c) None of the Company nor any of its subsidiaries has done or committed any act that to the knowledge of the Company has impaired or will impair the validity of the patents, trademarks, service marks and trade names set forth in Section 3.16(a) of the Disclosure Schedule so as to have a Material Adverse Effect.

          (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, the Company and/or its subsidiaries have not granted any license(s) under any of the patents, patent applications, trade marks, service marks or trade names set forth in Section 3.16(a) of the Disclosure Schedule. The Company and/or its subsidiaries own or have acquired a right from third parties to use all know-how used by the Company and/or its subsidiaries in the conduct of their business and such rights will not be impaired by the Merger or the consummation of the other transactions contemplated hereby.

          (e) No claims for infringement of any patents, trademarks, trade names or service marks are pending or known by the Company and/or its subsidiaries to be threatened in writing (i) against the Company and/or its subsidiaries, or (ii) to the knowledge of the Company, with respect to any of the products of the Company and/or its subsidiaries (other than products sold pursuant to the agreements listed in Section 3.16(a)-Part II(B)), against any of their respective customers.

          3.17 LICENSES AND PERMITS. (a) The Company and its subsidiaries have all governmental licenses and permits necessary to conduct their business as currently conducted and to own and operate their assets, and such licenses and permits are valid and in full force and effect except where the failure to have such governmental licenses and permits would not have a Material Adverse Effect. No defaults or violations exist or have been recorded in respect of any governmental license or permit of the Company and its subsidiaries other than defaults or violations which would not have a Material Adverse Effect. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, no proceeding is pending or, to the knowledge of the Company, threatened looking toward the revocation, limitation or non-renewal of any such governmental license or permit.

          (b) The Company has delivered or made available for inspection to Parent a true and complete copy of each material governmental license and permit, and each pending application for any material governmental license or permit, including all amendments and supplements thereto and modifications thereof, relating to the Company and its subsidiaries.
Except to the extent that they would not reasonably be expected to have a Material Adverse Effect, (i) all of such pending applications are, to the knowledge of the Company, in good standing and without challenge of any kind; (ii) each statement, application and other document submitted or filed by the Company or any subsidiary to or with any federal, state or other governmental agency or authority, or to or with any other person or entity, for purposes of obtaining a new or renewed lease, license or permit of any type described in this subsection in connection with the transactions contemplated hereby is complete and accurate; and (iii) subject to the receipt of any consents specified in Section 3.4 of the Disclosure Schedule, none of the rights of the Company or any subsidiary under any governmental license or permit will be impaired by the consummation of the Merger or the other transactions contemplated hereby.

          3.18 INSURANCE. As of the date hereof, the Company and each of its subsidiaries are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective business, assets, employees, officers and directors have previously been made available for inspection by Parent and are in full force and effect. As of the date hereof, there are no material claims by the Company or any subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those which will not have a Material Adverse Effect.

          3.19 CONTRACTS. All contracts, agreements, commitments and other documents to which the Company or any subsidiary is a party or by which the Company, any subsidiary, or any of their assets is in any way affected or subject, including all amendments and supplements thereto and modifications thereof, of a nature specified in Exhibit C hereto (collectively, the "Material Contracts"), are legally valid and binding and in full force and effect except where failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect, and there are no defaults thereunder by the Company or its subsidiaries or, to the Company's knowledge, by any other party thereto, except those defaults that would not have a Material Adverse Effect. The Company has previously made available for inspection by Parent all written Material Contracts (and, to the extent a Material Contract is oral, a true and complete summary of all material terms thereof).

          3.20 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby (assuming for purposes of this representation, the accuracy of the representations contained in Section 4.8 hereof).

          3.21 FINDERS AND INVESTMENT BANKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Company in such manner as to give rise to any valid claim against Parent, Holdings, Mergeco or the Company for any broker's or finder's fee or similar compensation, except for Cowen & Company, whose fees (which have been described in a writing furnished by the Company to Parent) shall be paid by the Company.

          3.22 REAL PROPERTY AND LEASES. (a) Section 3.22(a) of the Disclosure Schedule lists and describes briefly all real property owned by the Company or any of its subsidiaries. With respect to each such parcel of owned real property and except as noted in Section 3.22(a) of the Disclosure Schedule: (i) the identified owner has good and valid title to the parcel of real property, free and clear of any lien, encumbrance, easement, covenant, or other restriction, except for taxes not yet delinquent or special assessments and other governmental charges not yet delinquent or which may thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been taken (all of which are listed in Section 3.22(a)of the Disclosure Schedule), recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, inchoate mechanic's and workmen's and other similar liens arising in the ordinary course of business and other easements, restrictions, liens and encumbrances (other than purchase money liens and liens for money borrowed) which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property that would materially interfere with the Company's use of such property, and (iii) there are no outstanding options or rights of first refusal to purchase, lease or occupy the parcel of real property, or any portion thereof or interest therein which would materially interfere with the Company's use of such property.

          (b) Section 3.22(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any of its subsidiaries. With respect to each lease and sublease (i) the lease or sublease is legal, valid, binding and enforceable by the Company or such subsidiary, and in full force and effect in all material respects,
(ii) except as set forth in Section 3.22(b) of the Disclosure Schedule neither the Company nor any of its subsidiaries, and, to the Company's knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, (iii) neither of the Company nor any of its subsidiaries and, to the knowledge of the Company, no other party to the lease or sublease has repudiated any material provision thereof, (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, (v) neither the Company nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold (except encumbrances of a nature described in clause (i) of Section 3.22(a) hereof), and (vi) to the knowledge of Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) legally required, except where the failure to obtain such approvals would not have a Material Adverse Effect.

          3.23 NO OTHER REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that it is not relying upon any representations and warranties of Parent, Holdings or Mergeco that are not contained in this Agreement or in the Exhibits hereto and agrees that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of Parent, Holdings or Mergeco in connection with the Merger or the other transactions contemplated by this Agreement (which includes the Exhibits hereto).

                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND MERGECO

          Parent and Mergeco each jointly and severally represent and warrant to the Company as follows:

          4.1 ORGANIZATION. Each of Parent, Holdings and Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Parent and its subsidiaries taken as a whole. Each of Parent, Holdings and Mergeco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business or financial condition of Parent and its subsidiaries taken as a whole. Holdings is a wholly owned subsidiary of Parent, and Mergeco is a wholly-owned subsidiary of Holdings.

          4.2 AUTHORIZATION OF THIS AGREEMENT. Each of Parent, Holdings and Mergeco has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent, Holdings and Mergeco and by Holdings as the sole shareholder of Mergeco, and no other corporate proceedings on the part of Parent, Holdings or Mergeco are necessary to authorize this Agreement or consummate the transactions contemplated hereby. No vote of Parent's shareholders is required to approve this Agreement or the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by each of Parent, Holdings and Mergeco and, assuming the accuracy of the representations and warranties set forth in Section 3.3, constitutes a valid and binding agreement of Parent, Holdings and Mergeco enforceable against each of Parent, Holdings and Mergeco in accordance with its terms.

          4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act, (iii)the filing and recordation of the Articles of Merger with the Minnesota Secretary of State, (iv)filings under the securities or blue sky laws or takeover laws of the various states (other than Minnesota), (v) filings required under the listing requirements of the NASD and the Nasdaq National Market and
(vi)filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any public body or other governmental authority is necessary for the consummation by Parent, Holdings and Mergeco of the transactions contemplated by this Agreement, the failure of which to obtain is reasonably likely to impair the ability of Parent, Holdings or Mergeco to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent, Holdings or Mergeco with any of the provisions hereof will (i)conflict with or result in any violation of any provision of the Certificate or Articles of Incorporation or By-Laws of Parent, Holdings or Mergeco, (ii)result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets is bound, or (iii)assuming the truth of the representations and warranties of the Company hereunder and its compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Parent or any of its subsidiaries or any of their respective properties or assets is bound, excluding from the foregoing clauses(ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to impair the ability of Parent, Holdings or Mergeco to perform their respective obligations hereunder or to consummate the Merger or the other transactions contemplated hereby.

          4.4 PROXY STATEMENT. None of the information supplied or to be supplied in writing by Parent, Holdings or Mergeco specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of shareholders to which such Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. If at any time prior to the Effective Time, any event relating to Parent or any of its subsidiaries is discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement, Parent shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event.

          4.5 FINANCIAL ABILITY TO PERFORM. Parent and Mergeco have cash funds available sufficient to make all cash payments required to be made hereby for Shares in the Merger and to pay all related fees and expenses.

          4.6 FINDERS AND INVESTMENT BANKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Parent, Holdings or Mergeco in such manner as to give rise to any valid claim against Parent, Holdings, Mergeco or the Company for any broker's or finder's fee or similar compensation, except for Goldman, Sachs & Co., whose fees shall be paid by Parent.

          4.7 LITIGATION. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against, Parent, Holdings or Mergeco that, individually or in the aggregate, would reasonably be expected to delay materially or prevent the consummation of the Merger or the other transactions contemplated hereby.

          4.8 CERTAIN ANTI-TAKEOVER PROVISIONS NOT APPLICABLE. Neither Parent, Holdings nor Mergeco nor any affiliate or associate of any of the foregoing persons was an "interested shareholder" of the Company as defined in Section 302A.011, Subd. 49(a) of the MBCA immediately prior to Parent's, Holdings' and Mergeco's execution and delivery of this Agreement.

          4.9 NO OTHER REPRESENTATIONS AND WARRANTIES. Parent, Holdings and Mergeco represent and warrant that they are not relying upon any representations and warranties of the Company that are not contained in this Agreement or in the Exhibits hereto or in the Disclosure Schedule and agree that there shall not be deemed to be any other express or implied representations or warranties made or on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement (which includes the Exhibits hereto and the Disclosure Schedule).

                                 ARTICLE V

                                 COVENANTS

          5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations in all material respects according to its ordinary course of business, and will use all reasonable efforts to preserve intact its business organization and to maintain its relationships with suppliers, distributors, customers and others having business relationships with it. The Company will confer at Parent's request on a regular and frequent basis with representatives of Parent to report upon the status of operations. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

          (a) amend its Articles of Incorporation or Amended By-Laws (or equivalent instruments);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class (including, without limitation, the Shares) or any securities convertible into shares of capital stock of any class, or designate any class or series of shares of capital stock of the Company from the undesignated shares of capital stock of the Company;

          (c) split, combine or reclassify any shares of its capital stock (including, without limitation, the Shares), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock; provided, however, that any of the Company's wholly-owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock;

          (d) (i) create, incur or assume any indebtedness for money borrowed (including obligations in respect of capital leases), except for short-term borrowings incurred in the ordinary course of business and prepayable at any time in accordance with their terms without penalty; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (iii)make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company, except for customary loans or advances to employees or trade credit in the ordinary course of business;

          (e) except in the ordinary course of business, sell, transfer, mortgage or otherwise dispose of or encumber, any business, subsidiary, assets that are material to the Company and its subsidiaries taken as a whole, or fixed assets that individually have a value on the Company's books in excess of $25,000;

          (f) settle or compromise any pending or threatened suit, action or claim in which the amount involved is greater than $25,000 or which is material to the Company and its subsidiaries taken as a whole or which relates to the transactions contemplated hereby or modify, amend or terminate any of its Material Contracts in any material respects or waive, release or assign any material rights or claims;

          (g) make any material tax election or any material accounting charge or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent;

          (h) except for (A) increases in salaries, bonuses and severance benefits as contemplated in Section 5.1(h) of the Disclosure Schedule, (B) salary and wage increases and bonuses in the ordinary course of business and (C) salary and wage increases that may be required by law, grant any material increase in the compensation payable or to become payable to any of its officers or employees or establish, adopt, enter into, make any new grants or awards under, be obligated to grant any awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or grant or pay any benefit not required by any existing plan or arrangement;

          (i) change any of the accounting principles used by it, unless required by GAAP;

          (j) acquire any business or stock, merge or consolidate with any other person or sell, encumber or otherwise transfer any business or material portion thereof;

          (k) other than in the ordinary course of business, enter into any Material Contracts; or

               agree to do any of the foregoing.

          5.2 ACCESS TO INFORMATION. From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and to representatives of and advisors to financing sources, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records and contracts, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time request. The Company will promptly furnish to Parent a copy of each document filed or received by it pursuant to the Federal securities laws or Federal or state tax laws or any Environmental Laws, and of such other documents as Parent may reasonably request. All information obtained by Parent pursuant to this Section 5.2 shall be kept confidential in accordance with the confidentiality agreement dated as of November 1, 1996 (the "Confidentiality Agreement"), between Parent and the Company.

          5.3 SHAREHOLDER APPROVAL. (a) As soon as practicable following the execution of this Agreement, the Company, acting through its Board of Directors, shall in accordance with applicable law, and subject to the fiduciary duties of the Board of Directors under applicable law as advised by outside counsel, take all steps necessary duly to call, set a record date for, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby.

          (b) The Company will, as promptly as practicable, prepare and file a Proxy Statement with the SEC, and shall use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders in accordance with the provisions of the MBCA. Subject to their fiduciary duties under applicable law as advised by outside counsel, the Board of Directors and the Special Committee will (i) recommend to shareholders of the Company the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to such shareholders in connection therewith and (ii)solicit proxies for the necessary approvals by such shareholders of this Agreement and the Merger and the other transactions contemplated hereby.

          5.4 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided and the fiduciary duties of the Board of Directors under applicable law, as advised by outside counsel, each of the parties hereto agrees to use all reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

          5.5 CONSENTS. Parent and the Company each shall use all reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement. The Company, Parent and Mergeco shall as soon as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use all reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

          5.6 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or automated interdealer quotation system.

          5.7 CONSENT OF HOLDINGS. Holdings, as the sole shareholder of Mergeco, by executing this Agreement consents to the execution and delivery of this Agreement by Mergeco and the consummation of the Merger and the other transactions contemplated hereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the shareholders of Mergeco held for such purpose.

          5.8 NO SOLICITATION. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, (i)solicit, initiate or encourage or (ii)enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before the date of this Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of all or any part of the Company's capital stock or a merger, consolidation or statutory share exchange involving the Company or any subsidiary of the Company or sale or spin-off of all or a substantial portion of the assets of the Company or any subsidiary of the Company which is material to the Company and its subsidiaries taken as a whole, or a liquidation or a recapitalization of the Company, or any similar transaction; provided that (x)in response to an Acquisition Proposal made without such solicitation, initiation or encouragement, the Company may (if the Board of Directors shall have concluded in good faith, based on the advice of outside counsel that any action is required for the Board of Directors to comply with its fiduciary duties under applicable law) (i)furnish information with respect to the Company to any person pursuant to a confidentiality agreement no more favorable to such person than the Confidentiality Agreement is to Parent and (ii)participate in negotiations regarding such Acquisition Proposal and (y)the Board of Directors shall be free to take and disclose any position with respect to a third party offer pursuant to Rules l4d-9 and l4e-2 under the Exchange Act and make such disclosures to the Company's shareholders, which, upon the advice of outside counsel, is required by applicable law. The Company will notify Parent immediately, orally and in writing, if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming, and will include in such notification the identity of the other party or parties and the material terms and conditions of any such request, inquiry or Acquisition Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

          (b) If the Board of Directors, after consultation with and based upon the advice of outside counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties under applicable law, the Board of Directors, (i) may modify or amend its approval or recommendation of this Agreement or Merger, (ii) approve or recommend any Superior Proposal (as hereinafter defined) or (iii) following the termination of this Agreement in accordance with its terms, enter into an agreement with respect to a Superior Proposal; provided, however, in case of clauses (ii) and (iii) only at a time after the second business day after Parent's receipt of written notice from the Company advising Parent of the Company's receipt of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means a proposal to acquire, directly or indirectly, more than 50% of the Shares or all or any substantial portion of the consolidated assets of the Company and its subsidiaries and otherwise on terms that the Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

          5.9 INDEMNIFICATION. (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and committee members of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for judgments, penalties, fines, settlements and expenses, including attorneys fees and disbursements resulting from or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) by such persons in their capacities as officers, directors, employees or committee members of the Company or any of its subsidiaries to the full extent permitted or required under applicable law and to the extent permitted under the provisions of the Articles of Incorporation and the Amended By-Laws of the Company in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to advances of expenses incurred in the defense of any proceeding; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 5.9(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at the Surviving Corporation's expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (i)counsel for the Surviving Corporation who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii)the omission by any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Surviving Corporation and the Surviving Corporation is materially damaged as a result of such failure to give notice. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Surviving Corporation does not accept the defense of any matter as above provided, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, provided that such settlement does not in any way require the Surviving Corporation to make any admission of liability with respect to such claim or litigation). In any event, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim subject to this Section5.9 and the records of each shall be available to the other with respect to such defense.

          (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.9(c)(i) more than an amount per year equal to 150% of the current annual premium (which current annual premium for the policy year ending September 1, 1997 the Company represents and warrants to be approximately $47,355 in the aggregate) paid by the Company for such existing insurance coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap, or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events which occurred before the Effective Time.

          (d) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

          5.10 TRANSFER TAXES. The Surviving Corporation shall pay any transfer Taxes payable in connection with the Merger and shall be responsible for the preparation and filing of any required Tax Returns with respect to such Taxes.

          5.11 ANTI-TAKEOVER STATUTES. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Merger or the other transactions contemplated hereby, the Company and the members of the Board of Directors and the Special Committee shall, subject to their fiduciary duties under applicable law as advised by outside counsel, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated hereby.

          5.12 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent and Mergeco, and Parent and Mergeco will give prompt notice to the Company, of the occurrence or non-occurrence of any event (i) which has had a Material Adverse Effect, (ii) which has caused any representation or warranty contained in this Agreement to be untrue or inaccurate or (iii) which has caused any failure of the Company, or of Parent or Mergeco, as the case may be, to in all material respects comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 will not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

          5.13 CERTAIN RESIGNATIONS. The Company will use all reasonable efforts to assist Parent in procuring the resignation of all of the members of the Board of Directors and the directors of all of the Company's subsidiaries effective as of the Effective Time.

          5.14 EMPLOYEE MATTERS. (a) For a period of two years after the Effective Time, Parent shall cause the Surviving Corporation (i) to continue to maintain the Company's individual base salaries (as in effect immediately prior to the Effective Time) for each employee residing in the United States and actively employed full-time by the Company immediately prior to the Effective Time as long as that employee continues to be actively employed full-time by the Surviving Corporation in the same capacity as such employee was actively employed full-time by the Company immediately prior to the Effective Time and (ii) to maintain welfare and pension benefit plans, programs and arrangements (other than stock based plans, programs and arrangements) which, in the aggregate, for the employees as a whole who were active full-time employees of the Company immediately prior to the Effective Time and continue to be active full-time employees of the Surviving Corporation, are no less favorable than those provided by the Company immediately prior to the Effective Time, provided that nothing herein shall obligate Parent or the Surviving Corporation to provide such employees with any stock based compensation (including, without limitation, stock options or stock appreciation rights).

          (b) From and after the Effective Time, for purposes of determining eligibility and vesting (but not benefit accrual) for employees residing in the United States and actively employed full-time by the Company immediately prior to the Effective Time, under any compensation, severance, welfare, pension, benefit or savings plan of Parent or any of its affiliates, in effect on the Effective Time or established within two years after the Effective Time, in which active full-time employees of the Company and its subsidiaries become eligible to participate (to the extent required by clause (ii) of Section 5.14(a) above), service with the Company or any of its subsidiaries (whether before or after the Effective Time) shall be credited as if such services had been rendered to Parent or any of its affiliates.

          (c) No provision of this Section 5.14 shall create any third party beneficiary rights in any employee of the Company or its subsidiaries (including any beneficiary thereof).

          5.15 EXTINGUISHMENT OF CREDIT LINE. Prior to the Effective Time, the Company shall terminate its existing line or lines of credit with an affiliate of Biofin, and there shall not have been any borrowings thereunder by the Company or any of its subsidiaries from the date hereof through and including the Effective Time.

                                ARTICLE VI

                            CLOSING CONDITIONS

          6.1 CONDITIONS TO THE OBLIGATIONS OF PARENT, MERGECO AND THE COMPANY. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (b) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares in accordance with the Articles of Incorporation and Amended By-Laws of the Company and the MBCA.

          (c) Each of Parent, the Company and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the Merger to file a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          (d) This Agreement shall not have been terminated in accordance with its terms.

          (e) All of the conditions set forth in that certain agreement, dated as of the date hereof (the "European Agreement"), between Parent, certain of its affiliates and Sorin Biomedica S.p.A. ("Sorin"), pertaining to the acquisition of Sorin's European Diagnostics Division shall have been satisfied or waived, and the Closing (as such term is defined in the European Agreement) shall have occurred simultaneously with the Effective Time.

          6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGECO. The obligations of Parent and Mergeco pursuant to this Agreement to consummate the Merger is also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company contained herein shall be true and correct in all material aspects as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and Parent shall have received from the Company's Chief Executive Officer and its Chief Financial Officer an officers' certificate to this effect.

          (b) Each and all of the covenants and agreements of the Company to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and Parent shall have received from the Company's Chief Executive Officer and its Chief Financial Officer an officers' certificate to this effect.

          (c) There shall not have occurred any event having, a Material Adverse Effect (provided, however, that the items set forth in the Disclosure Schedule shall not be deemed to have a Material Adverse Effect for purposes of this Section 6.2(c)).

          (d) Dissenting Shares shall constitute not more than 10% of the Shares issued and outstanding immediately prior to the Effective Time.

          (e) There shall have been received all governmental authorizations listed in Section 6.2(e) of the Disclosure Schedule which are required in connection with the consummation of the Merger and the other transactions contemplated hereby and are required for the operation of the Surviving Corporation following the Merger.

          6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company pursuant to this Agreement to consummate the Merger is also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of Parent and Mergeco contained herein shall be true and correct in all material respects as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and the Company shall have received from Parent and Mergeco officers' certificates to this effect.

          (b) Each and all of the covenants and agreements of Parent and Mergeco to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and the Company shall have received from Parent and Mergeco officers' certificates to this effect.

                                ARTICLE VII

                                  CLOSING

          7.1 TIME AND PLACE. The closing of the Merger (the "Closing") shall take place at the offices of Baker & McKenzie, 805Third Avenue, New York, New York 10022, or at such other place as the parties may mutually agree, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in ArticleVI. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          7.2 FILING AT THE CLOSING. At the Closing, Parent, Mergeco and the Company shall cause the Articles of Merger to be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                               ARTICLE VIII

                        TERMINATION AND ABANDONMENT

          8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company by action taken or authorized by the Board of Directors of the terminating party:

          (a)  by mutual written consent of Parent and the Company;

          (b) without action needing to be taken by either Parent or the Company, upon termination of the European Agreement;

          (c)  by either Parent or the Company:

                    if the Merger shall not have been consummated on or before August 1, 1997, provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

                    if, at the meeting of the holders of the Shares duly convened to vote to approve the Merger and adopt this Agreement or at any adjournment or postponement thereof, said approval shall not have been obtained from the holders of at least a majority of the Shares; or

                    if any court or other governmental agency of competent jurisdiction in the United States or elsewhere shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however that the party seeking to terminate this Agreement pursuant to this clause (c)(iii) shall have used all reasonable efforts to prevent the entry of and to remove such restraint or other action;

          (d) by Parent, if the Company shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, including, without limitation, those set forth in Section 5.8, which breach or failure to perform (A) would give rise to the failure of the conditions set forth in Section 6.2 (a) or (b), and (B) cannot be or has not been cured within 30 days of the giving of written notice to the Company of such breach;

          (e) by Parent, if (i) the Board of Directors (or any independent committee thereof including, without limitation, the Special Committee) shall have withdrawn or modified in a manner adverse to Parent, Mergeco or Holdings its approval or recommendation of the Merger or this Agreement, or shall have approved or recommended any Acquisition Proposal (other than the Merger), or (ii) the Board of Directors or any independent committee thereof (including, without limitation, the Special Committee) shall have resolved to take any of the foregoing actions;

          (f) by the Company, if Parent, Mergeco or Holdings shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of the conditions set forth in Sections 6.3(a) or (b), and (B) cannot be or has not been cured within 30 days of the giving of written notice to Parent of such breach; or

          (g) by the Company if prior to the Effective Time, and after the Company's receipt of a Superior Proposal the Board of Directors or any independent committee thereof (including, without limitation, the Special Committee) in a manner consistent with Section 5.8 (b), (A) shall have withdrawn or modified, in a manner adverse to Parent, Mergeco or Holdings, its approval or recommendation of the Merger or this Agreement, (B) shall have approved or recommended a Superior Proposal or (C) shall have resolved to do any of the foregoing; provided, however, that such termination under this paragraph (g) shall not be effective until the Company has made payment to Parent of the Fee (as defined in Section 8.3(a)) required to be paid pursuant to Section 8.3(a).

          8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Merger by Parent or the Company pursuant to Section8.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. Each of Holdings and Mergeco agrees that any termination by Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of the willful and material breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that provisions set forth in Sections 3.21, 4.6, 8.3 and
9.7 and the Confidentiality Agreement shall in any event survive any termination (subject, in the case of the Confidentiality Agreement, to Section 9.10 hereof) and that no party shall be liable to any other party for consequential or special damages or loss of profits.

          8.3 FEES AND EXPENSES. In the event that this Agreement is terminated pursuant to Section 8.1(e) or as a precondition to a termination by the Company pursuant to section 8.1(g), then in either event, the Company shall pay Parent promptly (but in no event later than five business days after the date of such termination) a fee of $2.5million (the "Fee"), which amount shall be payable in immediately available funds. In the event of a termination of this Agreement pursuant to Section 8.1 (other than a termination pursuant to Section 8.1(f)), then, if a Third Party Acquisition (as defined in Section 8.3(c)) shall have occurred within twelve (12) months following the date of termination, within five business days of the date such Third Party Acquisition is concluded, the Company shall pay Parent the Fee (to the extent not previously paid), plus all Expenses (as defined in Section 8.3(b)).

          (b) "EXPENSES" means all documented out-of-pocket expenses and fees up to $1.5million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions, consulting firms and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any transactions contemplated thereby or structuring the transactions and all fees of counsel, accountants, experts and consultants to Parent, Holdings and Mergeco, and all printing and advertising expenses) actually incurred by any of them or on their behalf in connection with the transactions, including, without limitation, litigation related thereto and the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Parent, Holdings or Mergeco in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and any transactions contemplated thereby and any litigation and any financing commitments or agreements relating thereto.

          (c) "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation, statutory share exchange or other business combination transaction by any person other than Parent, Mergeco or any affiliate thereof (a "Third Party"), in which transaction the holders of Shares are to receive a per Share consideration equal to, or in excess of, the Merger Consideration, (ii) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole, in a transaction or series of transactions that indicates an enterprise value for the Company equal to or greater than the product of the number of Shares outstanding at the Effective Time multiplied by the Merger Consideration, (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares, whether by tender offer, exchange offer or otherwise, for a per Share price equal to, or in excess of, the Merger Consideration; (iv) the adoption by the Company of a plan of liquidation or dissolution, or the declaration or payment of an extraordinary dividend, the amount of which indicates an enterprise value for the Company equal to or greater than the product of the number of shares outstanding at the Effective Time multiplied by the Merger Consideration; or (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Shares for a per Share consideration in excess of the Merger Consideration. In each case, appropriate adjustments shall be made for any stock splits, reverse stock splits, stock dividends or similar events affecting the number of Shares outstanding, effected after the date hereof. For purposes of clauses (iii) and (v) hereof, such Third Party Acquisition shall have been deemed to have been concluded upon the acceptance of Shares for payment, exchange or repurchase, for purposes of clause (i), such Third Party Acquisition shall be deemed to have concluded at the effective time of such merger, consolidation or other transaction, for purposes of clause (ii), such acquisition shall have been deemed to have been concluded on its closing date, and for purposes of clause (iv), such event shall have been deemed to have been concluded on the date such plan of liquidation or dissolution is adopted, or the record date for payment of such extraordinary dividend.

          (d) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Merger and any transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not any transaction is consummated.

          (e) In the event that the Company shall fail to pay the Fee or any expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, Holdings and Mergeco (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by The Chase Manhattan Bank, from time to time, in the City of New York, as such bank's Prime Rate plus 1.00%.

                                ARTICLE IX

                               MISCELLANEOUS

          9.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Holdings, Mergeco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, provided, that after this Agreement is adopted by the Company's shareholders pursuant to Section5.3, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders hereunder, without the further approval of such shareholders.

          9.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Parent, Holdings or Mergeco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section9.2. Each of Holdings and Mergeco hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

          9.3 SURVIVAL OF WARRANTIES. Each and every representation and warranty made in this Agreement (including the Exhibits hereto and the Disclosure Schedule) shall survive until the Effective Time of the Merger. This Section9.3 shall have no effect upon any other obligation of the parties hereto.

          9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a)delivered personally or by overnight courier, (b)mailed by registered or certified mail, return receipt requested, postage prepaid, or (c)transmitted by telecopy, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

          (a)  if to Parent, Holdings or Mergeco, to:

                    American Standard Inc.
                    One Centennial Avenue
                    P.O. Box 6820
                    Piscataway, NJ 08855-6820
                    Telecopy: (908) 980-6118
                    Attention:     Richard A. Kalaher, Esq.
                              Vice President and General Counsel

               with copies to:

                    Baker & McKenzie
                    805 Third Avenue
                    New York, New York 10022
                    Telecopy: (212) 759-9133
                    Attention: Richard L. Nevins, Esq.

                    Faegre & Benson
                    2200 Norwest Center, 90 South Seventh Street
                    Minneapolis, Minnesota 55402-3901
                    Telecopy: (612) 336-3026
                    Attention: Philip S. Garon, Esq.

          (b)  if to the Company, to

                    INCSTAR Corporation
                    1951 Northwestern Avenue
                    Stillwater, Minnesota 55082
                    Telecopy: (612) 773-1552
                    Attention: John Booth

               with a copy to

                    Dorsey & Whitney LLP
                    220 South 6th Street
                    Minneapolis, Minnesota 55402
                    Telecopy: (612) 340-8738
                    Attention: Jonathan B. Abram, Esq.

Any notice so addressed shall be deemed to be given (x)three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y)upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

          9.5 ASSIGNMENT; PARTIES IN INTEREST. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (except that Mergeco may assign to Parent or any other direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Mergeco under this Agreement, provided that any such assignment will not relieve Parent from any of its obligations under this Agreement). Except for Section 5.9, which is intended for the benefit of the Company's directors, officers, employees and committee members, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

          9.6 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          9.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.9 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i)the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii)the terms "affiliate" and "associate" shall have the meanings set forth in Rule l2b-2 of the General Rules and Regulations promulgated under the Exchange Act;(iii)the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; and (iv) the term "knowledge" or any similar term shall mean the actual knowledge of all of the directors and executive officers of the Company and each of its subsidiaries.

          9.10 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules to this Agreement, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter. The Confidentiality Agreement shall terminate and cease to have any effect from and after the Effective Time.
                    [SIGNATURE PAGE FOLLOWS THIS PAGE]


          IN WITNESS WHEREOF, Parent, Holdings, Mergeco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              AMERICAN STANDARD INC.



                              By_____________________________
                                Name:
                                Title:



                              AMERICAN STANDARD MEDICAL
                                SYSTEMS, INC.


                              By:_____________________________
                                Name:
                                Title:


                              ISTR MERGER CORPORATION



                              By_____________________________
                                Name:
                                Title:

                              INCSTAR CORPORATION


                              By_____________________________
                                Name:
                                Title:
                             Merger Agreement
                              Signature Page
                                 EXHIBIT A

                         ARTICLES OF INCORPORATION
                                    OF
                          ISTR MERGER CORPORATION



          The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation


                                 ARTICLE I

          The name of the Corporation is ISTR Merger Corporation.

                                ARTICLE II

          The registered office of this Corporation is located at 1990 Industrial Boulevard, Stillwater, Minnesota 55082.

                                ARTICLE III

          This Corporation is authorized to issue an aggregate total of 1,000,000 shares, all of which shall be designated Common Stock, having a par value of $.01 per share.

                                ARTICLE IV

          The name and address of the incorporator of this Corporation is as follows:

                              Keith P. Radtke
                            Faegre & Benson LLP
                            2200 Norwest Center
                          90 South Seventh Street
                       Minneapolis, Minnesota 55402

                                 ARTICLE V

          No shareholder of this Corporation shall have any cumulative voting rights.

                                ARTICLE VI

          No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                ARTICLE VII

          The name of the first directors of this Corporation is Frederick
C. Paine.

                               ARTICLE VIII

          Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                ARTICLE IX

          No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however. that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.599 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of March, 1997.


                              ___________________________
                              Keith P. Radtke, Incorporator


                                 EXHIBIT C

     Employment and consulting agreements
     Pension, bonus, incentive, severance, income continuation or retirement plans
     Distribution and agency agreements
     Contracts for the purchase of materials and supplies, the amount of which exceeds $25,000
     Sales agreements, the amount of which exceeds $25,000
     Any contract providing for the rendering of services to or by the Company or its subsidiaries, the amount of which exceeds $25,000 Subcontractor agreements, requiring payments in excess of $25,000 Contracts or agreements with any individual, firm or corporation, requiring payments in excess of $25,000
     Operating and product licenses
     Lease or rental agreements, requiring payments in excess of $25,000